As filed with the Securities and Exchange Commission on September __, 1998.
                                                   Registration No. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549



                                    FORM S-8
                          Registration Statement Under
                           the Securities Act of 1933



                              BANC ONE CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

            OHIO                                        31-0738296
(State or Other Jurisdiction of                      (I.R.S. Employer
Incorporation or Organization)                      Identification No.)

                               DEPARTMENT OH1-0158
                              100 EAST BROAD STREET
                            COLUMBUS, OHIO 43271-0158
                    (Address of Principal Executive Offices)

                              BANC ONE CORPORATION
                             INVESTMENT OPTION PLAN
                            (Full Title of the Plan)

STEVEN ALAN BENNETT                                WITH COPIES TO:
SENIOR VICE PRESIDENT AND GENERAL COUNSEL       KENNETH L. WAGNER, ESQ.
BANC ONE CORPORATION                            BANC ONE CORPORATION
DEPARTMENT OH1-0158                             DEPARTMENT OH1-0158
100 EAST BROAD STREET                           100 EAST BROAD STREET
COLUMBUS, OHIO 43271-0158                       COLUMBUS, OHIO 43271-0158
(Name and Address of Agent For Service)

                                 (614) 248-7590
          (Telephone number, including area code, of agent for service)


                       CALCULATION  OF  REGISTRATION  FEE

                                 Proposed    Proposed
      Title of                   Maximum      Maximum
     Securities         Amount    Offering    Aggregate    Amount of
        to be           to be      Price      Offering    Registration
     Registered       Registered  Per Unit    Price (1)       Fee


Banc One Corporation
Investment Option
Plan Obligations(2)  $82,668,000    NA       $82,668,000   $24,387.09



(1)  Estimated solely for the purposes of determining the registration fee.

(2) The Banc One Corporation Investment Option Plan Obligations are unsecured obligations of Banc One Corporation to pay deferred compensation in the future in accordance with the terms of the Banc One Corporation Investment Option Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

          The following documents are incorporated by reference into this Registration Statement:

          (1) The Annual Report of Banc One Corporation (the "Company") on Form 10-K for the fiscal year ended December 31, 1997, which has heretofore been filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act").

          (2) The Company's Quarterly Reports on Form 10-Q for the quarter periods ended March 31, 1998 and June 30, 1998, which has heretofore been filed by the Company with the Commission pursuant to the 1934 Act.

          (3) The Company's Current Reports on Forms 8-K dated January 1, 1998; April 14, 1998; April 22, 1998; July 21, 1998; July 22, 1998; and July 24, 1998.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the 1934 Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Reports.

          Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

          Banc One Corporation Investment Option Plan (the "Plan") provides eligible employees ("Participant(s)") of the Company and its participating subsidiaries ("Employers") with an opportunity to defer a portion of their compensation and accumulate tax-deferred earnings thereon. Deferred amounts will be replaced with options to purchase registered mutual funds offered by the Company or one of its affiliates.

          The Obligations registered hereunder cannot be alienated, sold, transferred, assigned, pledged, attached, garnished, or otherwise encumbered. Benefits under the Plan including payments under the Obligations registered hereunder will be made in the form of the optioned property, and may be received at any time after six months have elapsed from the date of grant, and expire upon the earliest of: (i) a predetermined period following a Participant's termination of employment, such periods varying from 60 days to ten years (as described in the plan) based on the reason for the participant's termination of employment; (ii) twenty years from the date the option was granted. Income taxes on deferred amounts, including earnings thereon, will not be required to be paid until such benefits are paid to the Participant or his or her beneficiary.

          Participants are unsecured general creditors of the Employers with respect to their Plan benefits, including payments under the Obligations registered hereunder. Benefits are payable from the Employers' general assets, and are subject to the risk of corporate insolvency.

          The Obligations are not subject to redemption, in whole or in part, prior to the termination of employment, retirement or death of the Participant except for hardship withdrawal as provided in the Plan. The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations.

          The Company reserves the right to amend or terminate the Plan, provided that such amendment or termination does not result in any reduction of a Participant's account balance as of the date of such amendment or termination, as adjusted for earnings or losses. The Company may appoint an outside vendor to provide record-keeping services.

          The Company has the right to interpret the Plan and determine all other matters that might arise under the terms and conditions of the Plan. Its decisions are final and binding an all Participants.

Item 5.  Interest of Named Experts and Counsel.

          Not applicable.

Item 6.  Indemnification of Directors and Officers.

          Section 1701.13(E) of the Ohio General Corporation Law sets forth provisions which define the extent to which a corporation may indemnify directors, officers and employees. Those provisions have been adopted by the Registrant in Article V of the Registrant's Code of Regulations. Article V provides for the indemnification or the purchase of insurance for the benefit of the directors, officers, employees and agents of the Registrant in the event such persons are subject to legal action as a result of actions in their capacities as directors, officers, employees or agents of the Registrant. The Registrant has entered into indemnification agreements with its directors and executive officers that provide for indemnification unless the indemnitee's conduct is finally adjudged by a court to be knowingly fraudulent, deliberately dishonest or willful misconduct. The Registrant indemnifies other officers, employees or agents provided such persons acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interest of the Registrant or, with respect to criminal actions, had no reason to believe was unlawful.

Item 7.  Exemption from Registration Claimed.

          Not applicable.

Item 8.  Exhibits.

          Reference is made to the Exhibit Index.

Item 9.  Undertakings.

          The registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) That, for the purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on September 3, 1998.

                                              BANC ONE CORPORATION

                                              By:  /s/ Steven Alan Bennett
                                                       Steven Alan Bennett
                                                       Senior Vice President
                                                       and General Counsel

                                POWER OF ATTORNEY

We, the undersigned officers and directors of BANC ONE CORPORATION, hereby severally constitute and appoint Steven Alan Bennett, William P. Boardman, Bobby
L. Doxey, Richard D. Lodge or Michael J. McMennamin, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and any subsequent registration statements filed by BANC ONE CORPORATION pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

WITNESS our hands and common seal on the dates set forth below.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

  Signature                        Title                           Date


/s/ John B. McCoy        Chairman of the Board              September 3, 1998
John B. McCoy            (Principal Executive Officer & Director)


/s/ Richard J. Lehmann   President and Director             September 3, 1998
Richard J. Lehmann


/s/ Michael J. McMennamin Executive Vice President          September 3, 1998
Michael J. McMennamin    (Principal Financial Officer)


/s/ William C. Leiter    Controller                         September 3, 1998
William C. Leiter        (Principal Accounting Officer)


/s/ Bennett Dorrance     Director                           September 3, 1998
Bennett Dorrance


/s/ Charles E. Exley, Jr. Director                          September 3, 1998
Charles E. Exley, Jr.


/s/ John R. Hall          Director                          September 3, 1998
John R. Hall


/s/ Laban P. Jackson, Jr. Director                          September 3, 1998
Laban P. Jackson, Jr.


/s/ John W. Kessler       Director                          September 3, 1998
John W. Kessler


/s/ John G. McCoy         Director                          September 3, 1998
John G. McCoy


/s/ Thekla R. Shackelford Director                          September 3, 1998
Thekla R. Shackelford


/s/ Alex Shumate          Director                          September 3, 1998
Alex Shumate


/s/ Frederick P. Stratton, Jr.  Director                     September 3, 1998
Frederick P. Stratton, Jr.


/s/ John C. Tolleson       Director                          September 3, 1998
John C. Tolleson


/s/ Robert D. Walter       Director                          September 3, 1998
Robert D. Walter



                                  EXHIBIT INDEX
                         FORM S-8 REGISTRATION STATEMENT

Exhibit No.                           Description of Exhibit


    5 Opinion of McDermott, Will & Emery, regarding the legality of the securities being offered, including consent.

   23.1 Consent of McDermott, Will & Emery (included in Exhibit 5 attached hereto).

   23.2        Consent of Coopers & Lybrand L.L.P.

   24          Powers of Attorney (included elsewhere in
               Part II of this Registration Statement).